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                                                                  EXHIBIT 99.1

                                                         FOR IMMEDIATE RELEASE


Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600

             REGENCY BANCORP ANNOUNCES NEW FED MEMBERSHIP FOR BANK

     FRESNO, JULY 27 -- Regency Bancorp of Fresno, parent holding company of Regency Bank and Regency Investment Advisors, Inc., announced that the Federal Reserve Bank of San Francisco has approved the bank's application to become a Federal Reserve System member bank effective Thursday, July 23, 1998.

     Steve Hertel, Regency chairman, president and chief executive officer, stated that, "We're pleased that the Federal Reserve provided this vote of confidence to our bank. Since forming our holding company in March of 1995, we've considered simplifying our regulatory oversight. With Fed membership for the bank, both it and the holding company will now have the same folks providing our supervision."

     The announcement followed the holding company's monthly board meeting on Thursday, and also reported another important development for the financial services company headquartered in the center of California's San Joaquin Valley.

     "Regency Bancorp has engaged Belle Plaine Financial LLC to act as the exclusive financial advisor to the holding company and its subsidiaries," said Hertel. "In this role, Belle Plaine will be assisting us in evaluating strategic opportunities to enhance shareholder value."

     Hertel also added that, "We are well acquainted with Belle Plaine, a San Diego based financial advisor and consultant. Our agreement with them is similar to agreements they have



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with other community banks and bank holding companies such as Western Bancorp
(formerly Monarch Bank)."

     Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. Earlier this month, the holding company announced record income of $1.15 million for the first half of 1998, assets of $205.6 million, and its S.E.C.- registered money management firm exceeded $100 million in assets managed in less than five years of operation. Its stock trades on the Nasdaq National Market System under the symbol REFN.

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July 27, 1998



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